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                                                                 Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Sonic Solutions

We consent to the incorporation by reference in the registration statement (No. 333-66187) on Form S-8 of Sonic Solutions of our report dated April 26, 1999, except as to note 11 which is as of May 29, 1999 relating to the balance sheets of Sonic Solutions as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, and the related financial statement schedule, which report appears or is incorporated by reference in the March 31, 1999, annual report on Form 10-K of Sonic Solutions.


                                          /s/ KPMG LLP

San Francisco, Califonria
June 28, 1999